EXHIBIT 99.3    -    RESTATEMENT OF QUARTERLY FINANCIAL DATA

(In millions of US$, except where indicated) (unaudited]	FIRST	SECOND	THIRD	FOURTH	YEAR
2003
Revenues	3,249	3,505	3,529	3,567	13,850
Cost of sales and operating expenses	2,614	2,838	2,842	2,877	11,171
Depreciation and amortization	208	216	221	217	862
Income taxes	141	144	65	(90)	260
Other items	270	284	293	448	1,295
Income from continuing operations(1)	16	23	108	115	262
Loss from discontinued operations	(4)	(115)	(21)	(19)	(159)
Income (Loss) before cumulative
effect of accounting changes	12	(92)	87	96	103
Cumulative effect of accounting changes	(39)	-	-	-	(39)
Net income (Loss)	(27)	(92)	87	96	64
Dividends on preference shares	2	1	2	2	7
Net income (Loss) attributable to common
shareholders	(29)	(93)	85	94	57
Net Income (Loss) per share common share - basic and diluted (in US$)
Income from continuing operations	0.04	0.07	0.32	0.36	0.79
Loss from discontinued operations	(0.01)	(0.36)	(0.06)	(0.06)	(0.49)
Cumulative effect of accounting changes	(0.12)	-	-	-	(0.12)
Net income (loss) per common share - basic and diluted (in US$)(2)	(0.09)	(0.29)	0.26	0.30	0.18
Net income (Loss) under Canadian GAAP(3)	-	(102)	94	163	155

	FIRST	SECOND	THIRD	FOURTH	YEAR
2002
Revenues	2,921	3,182	3,215	3,165	12,483
Cost of sales and operating expenses	2,350	2,546	2,578	2,558	10,032
Depreciation and amortization	184	195	191	202	772
Income taxes	104	109	41	33	287
Other items	132	276	239	324	971
Income from continuing operations(1)	151	56	166	48	421
Loss from discontinued operations	(3)	(1)	(7)	(10)	(21)
Income (Loss) before cumulative
effect of accounting changes	148	55	159	38	400
Cumulative effect of accounting changes	(748)	-	-	-	(748)
Net income (Loss)	(600)	55	159	38	(348)
Dividends on preference shares	1	1	1	2	5
Net income (Loss) attributable to common shareholders	(601)	54	158	36	(353)
Net Income (Loss) per share common share - basic and diluted (in US$)
Income from continuing operations	0.46	0.18	0.51	0.14	1.29
Loss from discontinued operations	(0.01)	(0.01)	(0.02)	(0.03)	(0.07)
Cumulative effect of accounting changes	(2.32)	-	-	-	(2.32)
Net income (Loss) per common share - basic and diluted (in US$)(2)	(1.87)	0.17	0.49	0.11	(1.10)
Net income under Canadian GAAP(3)	77	62	196	16	351

(unaudited)	FIRST	SECOND	THIRD	FOURTH	YEAR
2001
Revenues	3,243	3,136	3,138	3,028	12,545
Cost of sales and operating expenses	2,604	2,507	2,513	2,484	10,108
Depreciation and amortization	192	201	202	214	809
Income taxes	26	88	36	(165)	(15)
Other items	349	256	280	818	1,703
Income (Loss) from continuing operations(1)	72	84	107	(323)	(60)
Loss from discontinued operations	(3)	-	(2)	(1)	(6)
Income (Loss) before cumulative
effect of accounting changes	69	84	105	(324)	(66)
Cumulative effect of accounting changes	(12)	-	-	-	(12)
Net income (Loss)	57	84	105	(324)	(78)
Dividends on preference shares	2	2	2	2	8
Net income (Loss) attributable to common shareholders	55	82	103	(326)	(86)
Net Income (Loss) per common share -
basic (in US$)
Income from continuing operations	0.22	0.26	0.34	(1.03)	(0.21)
Loss from discontinued operations	(0.01)	-	(0.01)	-	(0.02)
Cumulative effect of accounting changes	(0.04)	-	-	-	(0.04)
Net income (Loss) per common share - basic (in US$)(2)	0.17	0.26	0.33	(1.03)	(0.27)
Net income (Loss) per common share - diluted (in US$)
Income from continuing operations	0.22	0.26	0.33	(1.03)	(0.21)
Loss from discontinued operations	(0.01)	-	(0.01)	-	(0.02)
Cumulative effect of accounting changes	(0.04)	-	-	-	(0.04)
Net income (Loss) per common share - diluted (in US$)(2)	0.17	0.26	0.32	(1.03)	(0.27)
Net income (Loss) under Canadian GAAP(3)	120	67	148	(357)	(22)

(1)  The first quarter of 2003 included a net after-tax charge of $12 relating mainly to prior years' tax adjustments.

The second quarter of 2003 included net after-tax gains of $27 relating mainly to gains of $42 on the sale of non-core assets in Italy and the remaining portfolio investment in Nippon Light Metal Company, Ltd., partially offset by charges of $8 for closure of the Charlotte packaging plant and Bay St. Louis plant in the United States.

The third quarter of 2003 included a non-cash, after-tax charge of $24 relating mainly to the realization of deferred translation losses of $11 on the sale of a subsidiary in Thailand and charges of $7 for environmental provisions related to certain operations in the United States and Switzerland.

The fourth quarter of 2003 included a net after-tax gain of $53 relating mainly to one time favourable tax benefits of $85 arising principally from changes in Australian tax legislation, currency-related net gains of $57 on the financing of the Pechiney acquisition, gains on sales of assets in the U.K. of $6, a gain on the sale of an extrusions business in Malaysia of $4, and a favourable adjustment of $7 to previously recorded environmental provisions. These items were partially offset by purchase accounting adjustments related to in-process research and development of $50, goodwill impairment in the extrusions operations of $28, an environmental provision in the United States of $16, and the restructuring of a packaging operation in Switzerland of $8.

The first quarter of 2002 included net after-tax charges of $7 relating mainly to the restructuring program announced in 2001. The charges included a fixed asset impairment charge of $9 relating to the recycling operations at the Borgofranco plant in Italy and a loss of $5 on the sale of extrusions operations in Thailand. The second quarter of 2002 included net after-tax charges of $8 relating mainly to the restructuring program announced in 2001. The charges included severance and pension costs of $7 relating to the closure of the Bracebridge cable plant in Ontario, Canada. The third quarter of 2002 included net after-tax charges of $6 relating mainly to increases of $9 to legal provisions and net recoveries of $2 relating to the 2001 restructuring program principally arising from severance costs of $4 for the extrusions operations in Malaysia, light gauge operations in Fairmont, West Virginia, and certain cable operations in North America, and income of $8, primarily for the write-back of excess contract loss provisions. The fourth quarter of 2002 included net after-tax charges of $84 relating mainly to a provision of $68 for the ruling on a contract dispute with Powerex (a subsidiary of BC Hydro) and charges of $20 for the closures of the specialty chemicals plant at Burntisland, U.K. and the Banbury, U.K. R&D facilities. These charges were partially offset by a gain of $24 on the sale of a portfolio investment.

The first quarter of 2001 included after-tax charges for the impairment in value of fixed assets of $70 for Jamaica. The second quarter of 2001 included an after-tax charge of $17 principally comprised of $20 for post-closing adjustments relating to the divestment of Jamaica, partly offset by a write-back of restructuring costs of $4 in the U.K. The results for the fourth quarter of 2001 included a net after-tax charge of $444. This included a $78 charge related to the restructuring program announced on October 17, 2001, and a $22 charge related to the synergy program announced in the fourth quarter of 2000 in relation to the merger with algroup. Also included are impairment provisions of $186 in relation to certain assets and capitalized project costs, a $167 charge related to environmental provisions, and a favourable prior year's tax adjustment of $12.

(2)  Net income per common share calculations are based on the average number of common shares outstanding in each period. See note 6 - Earnings Per Share - Basic and Diluted.

(3)  See note 32 - Differences between Canadian and United States Generally Accepted Accounting Principles (GAAP) for explanation of differences between U.S. and Canadian GAAP.